NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES OPERATING RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2012

SEATTLE, WA, February 28, 2013 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced its fourth quarter and full year 2012 results.

Operating Summary for the Full Year 2012 Compared to the Full Year 2011

•	Community and management fee revenue increased $133.3 million, or 10.6%, to $1.39 billion
•	Adjusted EBITDAR increased $43.3 million, or 12.5%, to $389.8 million
•	CFFO per share, as adjusted, increased 13.4% to $1.69
•	Total Portfolio Same Community (as defined below) average monthly revenue per occupied unit increased 1.5% to $3,924
•	Total Portfolio Same Community average occupancy increased 100 basis points to 86.4%
•	Total Portfolio Same Community operating margin increased 100 basis points to 32.2%

Operating Summary for Fourth Quarter 2012 Compared to Fourth Quarter 2011

•	Community and management fee revenue increased $88.0 million, or 27.1%, to $412.1 million
•	Adjusted EBITDAR increased $27.7 million, or 31.3%, to $116.2 million
•	CFFO per share, as adjusted, increased 25.0% to $0.40
•	Total Portfolio Same Community average monthly revenue per occupied unit increased 3.0% to $3,972
•	Total Portfolio Same Community average occupancy increased 50 basis points to 86.7%
•	Total Portfolio Same Community operating margin increased 240 basis points to 33.7%

Granger Cobb, President and Chief Executive Officer commented, “2012 was a year of significant accomplishments for Emeritus – we experienced progressive rate growth throughout the year, which drove compelling CFFO growth of over 13%.  In addition, we invested to a greater degree in capital improvements to our communities and leadership training throughout the organization.  These investments combined with the significant strategic transactions completed in the fourth quarter have positioned us for even stronger growth in the future as evidenced by our expectation to double our CFFO growth rate in 2013.”

2012 Annual Consolidated Results

Community and management fee revenues increased $133.3 million, or 10.6%, to $1.39 billion in 2012, compared to the prior year.  The increase in revenues was partially due to the Company’s fourth quarter 2012 lease and ownership acquisition of 138 communities that we previously managed for a joint venture comprised of Emeritus, affiliates of Blackstone Real Estate Partners VI (“Blackstone”), certain former tenants in common, and an investment fund affiliated with Dan Baty, the Company’s chairman (the  “Blackstone JV”).  The increase in revenues was also attributable to the Company’s fourth quarter 2012 acquisition of Nurse on Call, Inc. (“NOC”) and 2011 mid-year acquisitions that were included in consolidated results for a full year in 2012.  Revenues for those consolidated communities we have continuously operated from January 1, 2011 to December 31, 2012 (“Consolidated Same Community”) increased $19.5 million between the periods, driven primarily by rate growth.  As of December 31, 2012, the consolidated Emeritus portfolio consisted of 461 communities, of which 293 communities are included in the Company’s definition of Consolidated Same Community.

Total average monthly revenue per occupied unit for the consolidated portfolio increased 1.6% to $4,127 in 2012 compared to 2011.  Over the same period, total average occupancy for the consolidated portfolio increased 50 basis points to 86.8%. These increases in rate and occupancy were due primarily to improvements in the Consolidated Same Community portfolio, which represented over 80% of the average consolidated communities during the year.  As a result of the Blackstone JV transaction, we added 129 leased communities and nine owned communities to our consolidated portfolio beginning in the fourth quarter of 2012, and four remaining Blackstone JV communities are expected to be added in 2013 as leased communities.  All but five of these communities have been managed by Emeritus since the second half of 2010.  For all communities continuously under Emeritus management from January 1, 2011 to December 31, 2012 (“Total Portfolio Same Community”), monthly revenue per occupied unit increased 1.5% from 2011 to 2012, and average occupancy improved by 100 basis points over the same period.

Community operating expenses increased $72.5 million to $919.6 million in 2012 compared to $847.2 million in 2011, due primarily to acquisition-related activities (net of dispositions) between the periods.  Community operating expenses in the Consolidated Same Community portfolio were held to an increase of 0.8%, or $6.4 million; normal inflationary and certain other expense increases were offset somewhat by lower utilities expenses and improved efficiencies in the Company’s healthcare self-insurance program.

Community operating income increased $63.9 million, or 16.5%, to $450.4 million in 2012, compared to the prior year.  Community operating income margin increased 160 basis points to 32.9% in 2012, compared to 31.3% in the prior-year period, reflecting improved occupancy and rate, combined with effective expense controls, as well as decreased self-insurance reserve adjustments in 2012. Total Portfolio Same Community operating margin increased 100 basis points to 32.2% in 2012, compared to 31.2% in 2011; the larger percentage increase in this total portfolio was due to accelerated improved performance in the former Blackstone JV communities.

Excluding noncash stock-based compensation expenses, senior living general and administrative expenses as a percent of total operated senior living community revenue (which includes revenues of managed communities but excludes reimbursed costs of managed communities and ancillary services revenues) was held flat at 4.8% for 2012, consistent with the prior year.

Adjusted EBITDAR in 2012 increased $43.3 million, or 12.5%, to $389.8 million, with the increase primarily driven by the increase in community operating income.  Cash from facility operations (CFFO) per share, as adjusted, increased 13.4% to $1.69 per share, compared to $1.49 per share in 2011.

2012 Fourth Quarter Consolidated Results

Community and management fee revenues increased $88.0 million, or 27.1%, to $412.1 million in the fourth quarter of 2012, compared to $324.1 million in the fourth quarter of 2011.  The increase in revenues resulted primarily from the Company’s fourth quarter 2012 lease and ownership acquisition of 138 communities that we previously managed for the Blackstone JV and the acquisition of NOC.  Additionally, Consolidated Same Community revenues increased $9.4 million in the fourth quarter of 2012, primarily as a result of improved rate per unit.

Total average monthly revenue per occupied unit for the consolidated portfolio increased to $4,077 in the fourth quarter of 2012 from $4,073 in the fourth quarter of 2011.  The consolidated rate increase was somewhat muted by the acquisition of the Blackstone JV communities, which as a group has lower average rates than the legacy Emeritus communities.  In the fourth quarter of 2012, total average occupancy for the consolidated portfolio increased 20 basis points to 86.8% compared to 86.6% in the fourth quarter of 2011. The increase was due primarily to improved occupancy in the Consolidated Same Community portfolio.  Total Portfolio Same

Community monthly revenue per occupied unit increased 3.0% in the fourth quarter of 2012, compared to the fourth quarter of the prior year, and average occupancy improved by 60 basis points over the same period.

Community operating expenses increased $56.3 million to $275.7 million in the fourth quarter of 2012 compared to $219.4 million in the 2011 period, due primarily to acquisition-related activities.  Community operating expenses in the Consolidated Same Community portfolio were held to an increase of 0.5%, or $1.0 million; normal inflationary and certain other expense increases were offset somewhat by improved efficiencies in the Company’s healthcare self-insurance program as well as lower bad debt expense.  The fourth quarter of 2012 included $1.5 million in non-recurring legal settlement costs.

Community operating income increased $34.3 million, or 34.4%, to $133.9 million in the fourth quarter of 2012, compared to the fourth quarter of 2011.  Community operating income margin increased 150 basis points to 32.7% in the fourth quarter, compared to 31.2% in the prior-year period, reflecting improved occupancy and rate, combined with effective expense controls.  Total Portfolio Same Community operating margin increased 240 basis points to 33.7% in 2012, compared to 31.3% in 2011; the larger percentage increase in this total portfolio was due to accelerated improved performance in the former Blackstone JV communities.

Excluding noncash stock-based compensation expenses, senior living general and administrative expenses as a percent of total operated senior living community revenue was 5.0% in the fourth quarter of 2012, compared to 4.9% in the fourth quarter of 2011.

For the fourth quarter of 2012, Adjusted EBITDAR increased $27.7 million, or 31.3%, to $116.2 million, with the increase primarily driven by the increase in community operating income.  CFFO per share, as adjusted, increased 25.0% to $0.40 per share, compared to $0.32 per share in the fourth quarter of 2011.

2013 Guidance Update

The Company provides guidance for the Company’s existing portfolio and excludes future acquisitions and dispositions.

The Company’s guidance for 2013 is as follows:
•	Community and management fee revenue in the range of $1.85 billion to $1.90 billion
•	Routine capital expenditures in the range of $28.0 million to $30.0 million
•	Senior living general and administrative expenses as a percent of total senior living operated revenue of approximately 4.9%, excluding non-cash stock-based compensation expenses
•	CFFO, as adjusted, in the range of $2.10 to $2.20 per share

In addition to annual guidance, the Company expects CFFO, as adjusted, in the first quarter of 2013 to be in the range of $0.41 to $0.45 per share.

Recent Developments

In February 2013, NOC borrowed $50.0 million to finance that company’s expansion and refinance certain existing indebtedness of Emeritus.  The loan has a four-year term, and the interest rate is equal to LIBOR plus 4.75% initially, decreasing to 4.25% and 3.75% over the term, depending upon the ratio of the principal balance to NOC’s EBITDA.  Principal reductions of $1.875 million are due quarterly.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 28, 2013, at 5:00 P.M. Eastern Time to discuss its financial results for the fourth quarter of 2012.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “Investors” section.  The conference call can also be accessed by dialing (877) 705-6003, or for international participants (201) 493-6725.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Thursday, February 28, 2013, until midnight Eastern Time on Thursday, March 7, 2013.  The dial-in numbers for the replay are (877) 870-5176 or, for international participants, (858) 384-5517.  To access the telephonic replay, enter the conference ID 408366.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry.  The Company strongly urges you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.  The Company defines Adjusted EBITDA/EBITDAR and CFFO and provides other information about these non-GAAP measures in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, to be filed with the Securities and Exchange Commission.

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three months and year ended December 31, 2012 and 2011 (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net loss	$(27,525)	$(27,976)	$(85,075)	$(72,263)
Depreciation and amortization	42,605	32,307	140,629	122,372
Interest income	(105)	(74)	(408)	(429)
Interest expense	60,862	41,418	176,945	157,262
Net equity losses for unconsolidated joint ventures	76	1,829	576	3,081
Provision for income taxes	(2,078)	362	(1,158)	1,019
Loss from discontinued operations	–	3,915	7,705	21,570
Amortization of above/below market rents	1,309	1,754	6,299	7,532
Amortization of deferred gains	(264)	(274)	(1,046)	(1,125)
Stock-based compensation	2,727	1,224	11,046	8,106
Change in fair value of derivative financial
instruments	29	(1,045)	948	(3,081)
Deferred revenue	(620)	316	(1,375)	2,601
Deferred straight-line rent	2,859	1,663	6,080	8,792
Contract buyout costs	–	1,586	–	7,842
Impairment of long-lived assets	–	–	2,135	–
Gain on sale of assets	–	(73)	–	(73)
Gain on sale of investments	–	–	–	(1,569)
Acquisition gain	–	–	–	(42,110)
Acquisition, development, and financing expenses	3,337	(895)	6,109	2,403
Self-insurance reserve adjustments	3,560	4,133	5,996	15,911
Adjusted EBITDA	86,772	60,170	275,406	237,841
Community lease expense, net	29,446	28,321	114,382	108,627
Adjusted EBITDAR	$116,218	$88,491	$389,788	$346,468

The following table shows the reconciliation of net cash provided by operating activities to CFFO, and CFFO as adjusted for transaction costs, unusual income tax items, and self-insurance reserves related to prior years (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net cash provided by operating activities	$5,937	$10,349	$116,558	$74,102
Changes in operating assets and liabilities, net	17,005	6,420	(14,735)	(3,812)
Contract buyout costs	–	1,586	–	7,842
Repayment of capital lease and financing obligations	(5,432)	(3,793)	(17,882)	(14,249)
Recurring capital expenditures	(9,303)	(3,667)	(23,947)	(17,299)
Distributions from unconsolidated joint ventures	161	55	1,177	1,519
Cash From Facility Operations	8,368	10,950	61,171	48,103
Transaction costs	3,030	(845)	5,510	1,984
Unusual income tax items (1)	3,048	–	3,048	–
Self-insurance reserve adjustments, prior years	3,560	4,133	5,996	15,911
Cash From Facility Operations, as adjusted	$18,006	$14,238	$75,725	$65,998

CFFO per share	$0.19	$0.25	$1.37	$1.09
CFFO per share, as adjusted	0.40	0.32	1.69	1.49

(1)	Consists of state tax expense related to the Company’s portion of taxable gain on the sale of the Blackstone JV communities

Recurring capital expenditures are actual costs incurred to maintain the Company’s communities for their intended business purpose and exclude expenditures for acquisitions, development, expansions and general corporate purposes.

For a more detailed understanding of Emeritus, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, to be filed with the SEC, or visit the Company’s web site at www.emeritus.com to obtain copies.

About Emeritus

Emeritus Senior Living is the nation’s largest assisted living and memory care provider, with the ability to serve nearly 50,000 residents. Over 30,000 employees support more than 480 communities throughout 45 states coast to coast. Emeritus offers the spectrum of senior residential choices, care options and life enrichment programs that fulfill individual needs and promote purposeful living throughout the aging process. Its experts provide insights on senior living, care, wellness, brain health, caregiving and family topics at www.Emeritus.com, which also offers details on the organization’s services. Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges without adversely affecting occupancy levels; successfully integrating home health agency services into our senior living communities; uncertainties regarding government-reimbursement programs for our services; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
203-682-8345

EMERITUS CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share data)

ASSETS

	December 31,	December 31,
	2012	2011
Current Assets:
Cash and cash equivalents	$59,795	$43,670
Short-term investments	4,910	3,585
Trade accounts receivable, net of allowance of $7,179 and $2,294	53,138	26,195
Other receivables	38,607	16,117
Tax, insurance, and maintenance escrows	23,813	20,501
Prepaid insurance expense	51,742	36,020
Deferred tax asset	33,781	19,934
Other prepaid expenses and current assets	12,185	8,140
Total current assets	277,971	174,162
Investments in unconsolidated joint ventures	2,513	15,428
Property and equipment, net of accumulated depreciation of $533,710 and $407,952	4,011,884	2,355,425
Restricted deposits	23,226	16,427
Goodwill	186,756	118,725
Other intangible assets, net of accumulated amortization of $47,547 and $48,722	131,971	100,873
Other assets, net	26,429	29,288
Total assets	$4,660,750	$2,810,328

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$49,381	$74,175
Current portion of capital lease and financing obligations	25,736	17,004
Trade accounts payable	14,244	7,959
Accrued employee compensation and benefits	103,398	70,936
Accrued interest	8,467	9,061
Accrued real estate taxes	16,432	11,791
Accrued professional and general liability	50,752	24,525
Other accrued expenses	30,291	19,477
Deferred revenue	22,417	16,348
Unearned rental income	30,552	22,965
Total current liabilities	351,670	274,241
Long-term debt obligations, less current portion	1,558,936	1,528,710
Capital lease and financing obligations, less current portion	2,384,857	619,088
Deferred gain on sale of communities	3,743	4,789
Deferred straight-line rent	63,920	61,481
Other long-term liabilities	72,795	39,283
Total liabilities	4,435,921	2,527,592
Redeemable noncontrolling interest	10,105	–
Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $0.0001 par value. Authorized 20,000,000 shares, none issued	–	–
Common stock, $0.0001 par value. Authorized 100,000,000 shares, issued and
outstanding 45,814,988 and 44,989,861 shares	5	4
Additional paid-in capital	839,511	822,345
Accumulated deficit	(628,093)	(543,249)
Total Emeritus Corporation shareholders' equity	211,423	279,100
Noncontrolling interest	3,301	3,636
Total shareholders' equity	214,724	282,736
Total liabilities, shareholders' equity, and noncontrolling interest	$4,660,750	$2,810,328

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Community revenue	$409,594	$318,986	$1,370,019	$1,233,665
Management fees	2,519	5,159	18,009	21,105
Community and management fee revenue	412,113	324,145	1,388,028	1,254,770
Reimbursed costs incurred on behalf of managed communities	25,450	52,230	180,048	217,853
Total operating revenues	437,563	376,375	1,568,076	1,472,623

Expenses:
Community operations	275,648	219,356	919,635	847,167
General and administrative	26,133	22,163	95,625	88,767
Transaction costs	3,030	741	5,510	9,826
Impairments of long-lived assets	–	–	2,135	–
Depreciation and amortization	42,605	32,306	140,629	122,372
Community leases	33,614	31,738	126,761	124,951
Costs incurred on behalf of managed communities	25,450	52,230	180,048	217,853
Total operating expenses	406,480	358,534	1,470,343	1,410,936
Operating income from continuing operations	31,083	17,841	97,733	61,687

Other income (expense):
Interest income	105	74	408	429
Interest expense	(60,862)	(41,418)	(176,945)	(157,262)
Change in fair value of derivative financial instruments	(29)	1,045	(948)	3,081
Net equity losses for unconsolidated joint ventures	(76)	(1,829)	(576)	(3,081)
Acquisition gain	–	–	–	42,110
Other, net	176	588	1,800	3,362
Net other expense	(60,686)	(41,540)	(176,261)	(111,361)

Loss from continuing operations before income taxes	(29,603)	(23,699)	(78,528)	(49,674)
Benefit of (provision for) income taxes	2,078	(362)	1,158	(1,019)
Loss from continuing operations	(27,525)	(24,061)	(77,370)	(50,693)
Loss from discontinued operations	–	(3,915)	(7,705)	(21,570)
Net loss	(27,525)	(27,976)	(85,075)	(72,263)
Net loss attributable to the noncontrolling interests	33	39	231	354
Net loss attributable to Emeritus Corporation
common shareholders	$(27,492)	$(27,937)	$(84,844)	$(71,909)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.61)	$(0.54)	$(1.73)	$(1.14)
Discontinued operations	-	(0.09)	(0.17)	(0.49)
	$(0.61)	$(0.63)	$(1.90)	$(1.63)

Weighted average common shares outstanding: basic and diluted	44,888	44,437	44,680	44,312

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(85,075)	$(72,263)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	140,629	122,372
Amortization of above/below market rents	6,299	7,532
Amortization of deferred gains	(1,046)	(1,125)
Acquisition gain	–	(42,110)
Net loss on sale of assets	527	902
Impairment of long-lived assets	8,430	17,947
Loss on early extinguishment of debt	866	1,978
Gain on sale of investments	–	(1,569)
Amortization of loan fees	3,219	3,283
Allowance for doubtful receivables	9,346	8,090
Equity investment losses	576	3,081
Stock-based compensation	11,046	8,106
Change in fair value of derivative financial instruments	948	(3,081)
Deferred straight-line rent	6,080	8,792
Deferred revenue	(1,375)	2,601
Other	1,353	5,754
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(13,704)	(14,406)
Prepaid expenses	(14,625)	(5,106)
Other assets	(1,281)	(3,592)
Trade accounts payable	2,149	(793)
Other accrued expenses and current liabilities	41,878	25,140
Security deposits and other long-term liabilities	318	2,569
Net cash provided by operating activities	116,558	74,102
Cash flows from investing activities:
Purchase of property and equipment	(37,212)	(33,340)
Acquisitions, net of cash acquired	(103,784)	(180,228)
Deposits	(409)	525
Proceeds from the sale of assets	15,599	40,947
Lease acquisition costs	(711)	(368)
Advances to affiliates and other managed communities, net	(1,108)	(2,224)
Distributions from unconsolidated joint ventures, net	90,064	2,028
Net cash used in investing activities	(37,561)	(172,660)
Cash flows from financing activities:
Sale of stock, net	5,331	2,804
Contribution from (distribution to) non-controlling interest	–	(6,668)
Decrease (increase) in restricted deposits	(180)	(2,092)
Purchase of interest rate cap contract	–	(1,590)
Debt issuance and other financing costs	(1,424)	(10,063)
Proceeds from long-term borrowings and financings	21,783	297,991
Repayment of long-term borrowings and financings	(70,500)	(234,029)
Repayment of capital lease and financing obligations	(17,882)	(14,249)
Net cash provided by (used in) financing activities	(62,872)	32,104
Net increase (decrease) in cash and cash equivalents	16,125	(66,454)
Cash and cash equivalents at the beginning of the year	43,670	110,124
Cash and cash equivalents at the end of the year	$59,795	$43,670

Emeritus Corporation
Cash Lease and Interest Expense
Three Months Ended December 31, 2012
(unaudited)
(In thousands)

		Projected
	Actual	Range
	Q4-12	Q1-2013

Facility lease expense - GAAP	$33,614	$31,000	—	$32,000
Less:
Straight-line rents (1)	(2,859)	(300)	—	(400)
Above/below market rents	(1,309)	(1,200)	—	(1,300)
Plus:
Capital lease interest - cash	34,994	46,000	—	47,000
Capital lease interest - noncash	(4,674)	(7,000)	—	(8,000)
Capital lease principal	5,432	5,500	—	6,500
Facility lease expense - CASH	$65,198	$74,000	—	$75,800

Interest expense - GAAP	$60,861	$74,000	—	$75,000
Less:
Capital lease interest	(34,994)	(46,500)	—	(47,000)
Loan fee amortization and other	(784)	(700)	—	(800)
Interest expense - CASH	$25,083	$26,800	—	$27,200

Depreciation - owned assets	$20,119	$18,000	—	$19,000
Depreciation - capital leases	19,832	27,000	—	28,500
Amortization - intangible assets	2,654	1,500	—	2,000
Total depreciation and amortization	$42,605	$46,500	—	$49,500

(1)  Fourth quarter 2012 expense includes a $2.3 million noncash charge related to a residual value guarantee in a lease.

EMERITUS CORPORATION
Consolidated Supplemental Financial Information For the Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data:	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012
Average consolidated communities	332.8	328.0	327.3	325.3	414.3
Average available units	30,096	29,667	29,629	29,513	36,672
Average occupied units	26,059	25,694	25,603	25,719	31,482
Average occupancy	86.6%	86.6%	86.4%	87.1%	86.8%
Average monthly revenue per occupied unit	$4,073	$4,115	$4,140	$4,189	$4,077
Calendar days	92	91	91	92	92

Community revenues:
Community revenues	$313,613	$312,724	$314,170	$319,556	$406,044
Move-in fees	5,751	5,816	5,816	5,753	5,503
Move-in incentives	(378)	(617)	(1,358)	(1,434)	(1,953)
Total community revenues	$318,986	$317,923	$318,628	$323,874	$409,594

Community operating expenses:
Salaries and wages - regular and overtime	$100,884	$98,277	$98,030	$99,456	$130,116
Average daily salary and wages	$1,097	$1,080	$1,077	$1,081	$1,414
Average daily wages per occupied unit	$42.08	$42.03	$42.08	$42.03	$44.42

Payroll taxes and employee benefits	$32,347	$34,839	$33,203	$32,145	$38,376
Percent of salaries and wages	32.1%	35.4%	33.9%	32.3%	29.5%

Prior year self-insurance reserve adjustments	$4,133	$397	$1,849	$190	$3,560

Utilities	$12,586	$13,532	$12,141	$14,805	$15,337
Average monthly cost per occupied unit	$161	$176	$158	$192	$161

Facility maintenance and repairs	$8,178	$7,877	$8,427	$8,644	$9,835
Average monthly cost per occupied unit	$105	$102	$110	$112	$103

All other community operating expenses	$61,227	$58,551	$59,921	$61,703	$78,424
Average monthly cost per occupied unit	$783	$760	$780	$780	$821

Total community operating expenses	$219,355	$213,473	$213,571	$216,943	$275,648

Community operating income	$99,631	$104,450	$105,057	$106,931	$133,946

Operating income margin	31.2%	32.9%	33.0%	33.0%	32.7%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information For the Quarters Ended
(unaudited) (Community revenue and operating expense in thousands)

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	YTD 2012
Consolidated:
Average consolidated communities	328.0	327.3	325.3	414.3	348.8
Community revenue	$317,923	$318,628	$323,874	$409,594	$1,370,019
Community operating expense	213,473	213,571	216,943	275,648	919,635
Average occupancy	86.6%	86.4%	87.1%	86.8%	86.8%
Average monthly revenue per unit	$4,115	$4,140	$4,189	$4,077	$4,127
Operating income margin	32.9%	33.0%	33.0%	32.7%	32.9%

Consolidated Same Community:
Average consolidated communities	293.0	293.0	293.0	293.0	293.0
Community revenue	$288,043	$289,454	$294,766	$296,893	$1,169,156
Community operating expense	192,130	191,016	196,432	192,993	772,571
Average occupancy	86.9%	86.6%	87.4%	87.3%	87.1%
Average monthly revenue per unit	$4,106	$4,139	$4,179	$4,212	$4,159
Operating income margin	33.3%	34.0%	33.4%	35.0%	33.9%

Total Portfolio Same Community:
Average consolidated communities	467.0	467.0	467.0	467.0	467.0
Community revenue	$410,028	$412,031	$419,471	$422,587	$1,664,117
Community operating expense	280,312	279,854	287,387	279,993	1,127,546
Average occupancy	86.1%	86.0%	86.7%	86.7%	86.4%
Average monthly revenue per unit	$3,880	$3,902	$3,941	$3,972	$3,924
Operating income margin	31.6%	32.1%	31.5%	33.7%	32.2%

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	YTD 2011
Consolidated:
Average consolidated communities	306.7	316.0	333.3	332.8	322.3
Community revenue	$294,720	$301,722	$318,237	$318,986	$1,233,665
Community operating expense	199,031	205,358	223,423	219,355	847,167
Average occupancy	86.0%	86.0%	86.5%	86.6%	86.3%
Average monthly revenue per unit	$4,059	$4,057	$4,065	$4,073	$4,063
Operating income margin	32.5%	31.9%	29.8%	31.2%	31.3%

Consolidated Same Community:
Average consolidated communities	293.0	293.0	293.0	293.0	293.0
Community revenue	$287,499	$286,609	$287,997	$287,514	$1,149,620
Community operating expense	192,307	190,296	191,582	191,974	766,159
Average occupancy	86.7%	86.6%	87.1%	87.2%	86.9%
Average monthly revenue per unit	$4,107	$4,103	$4,100	$4,085	$4,099
Operating income margin	33.1%	33.6%	33.5%	33.2%	33.4%

Total Portfolio Same Community:
Average consolidated communities	467.0	467.0	467.0	467.0	467.0
Community revenue	$401,653	$403,903	$408,128	$407,823	$1,621,507
Community operating expense	278,740	276,664	279,979	280,228	1,115,611
Average occupancy	84.5%	85.1%	85.8%	86.1%	85.4%
Average monthly revenue per unit	$3,869	$3,867	$3,873	$3,857	$3,866
Operating income margin	30.6%	31.5%	31.4%	31.3%	31.2%